UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
(AS PERMITTED BY RULE 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EXELON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 10, 2011

Dear Exelon Shareholder:

We are pleased to have Wells Fargo Shareowner Services, our new transfer agent, provide you with your first dividend of 2011. Wells Fargo has established a strong reputation for providing high-quality shareholder services and we are confident that you will be pleased with the services they will provide for your account. Following is some additional information about your account that we hope will be helpful.

2010 IRS 1099-DIV Forms

Your IRS Form 1099-DIV for 2010 dividends was attached to the stub of your December 2010 dividend check or account statement. If you have misplaced this form, you should contact our prior transfer agent, BNY Mellon Shareowner Services, at 1-800-522-6645 and ask for a duplicate Form 1099.

2011 Proxy Materials

As we did last year, instead of printing and mailing the annual report and proxy materials to all of our shareholders, Exelon will send to most shareholders a one-page notice of Exelon’s 2011 annual meeting of shareholders with instructions on how to view the annual report and proxy materials on the internet. This one-page notice will be sent in late March and you should receive it by mid-April. Please follow the instructions provided on the one-page notice to view the materials and to cast your vote online.

If you requested a printed copy of the annual report and proxy statement last year, you will again receive a printed copy this year. If you receive the one-page notice and would rather have a printed copy of the annual report and proxy statement, a telephone number will be provided on the one-page notice for you to call. You will need the control number that is printed on your one-page notice; after following the prompts, please be sure to wait until the automated system has confirmed your instructions.

Your vote is important to us! Please be sure to review the annual report and proxy statement prior to casting your vote.

Thank you for your continued support of Exelon Corporation.

Bruce G. Wilson

Senior Vice President, Deputy General Counsel

and Corporate Secretary